Exhibit 99.1

CONTACT:	Richard O’Connor - (203) 625-0770

SECURITY CAPITAL CORPORATION

ANNOUNCES THAT ITS OCTAGON RISK SERVICES, INC. SUBSIDIARY

HAS ENTERED INTO AN AGREEMENT TO ACQUIRE

MANAGED CARE HOLDINGS CORPORATION AND

ITS SUBSIDIARY CARONIA CORP.

Greenwich, CT — March 18, 2005 — Security Capital Corporation (AMEX: SCC) (the “Company”) announced today that its majority owned subsidiary, Octagon Risk Services, Inc. (“Octagon”), has entered into a stock purchase agreement, dated March 17, 2005, with Continental Casualty Company (“Continental”) to acquire all of the outstanding shares of capital stock of Managed Care Holdings Corporation (“Managed Care Holdings”) for $16,000,000.  The purchase price is subject to adjustment based upon the working capital of Managed Care Holdings as of the closing date.  The terms of the stock purchase agreement were established through arm’s-length negotiation between Octagon and Continental.

Managed Care Holdings, through its wholly-owned subsidiary Caronia Corp., provides third-party claims and risk management services to hospitals and healthcare systems, physician and paraprofessional groups, nursing homes, rehabilitation centers and clinics.  Its business is based in Melville, New York and services clients through 40 locations nationwide.  After the consummation of the transaction, Managed Care Holdings and Caronia Corp. will become part of the employer cost containment and health services business operated by WC Holdings, Inc., a majority owned subsidiary of the Company.

Stephen Brown, Chief Executive Officer of WC Holdings, Inc., stated that, “Caronia has been successful  in improving its clients’ financial results by helping them to mitigate their risks and by lowering their costs associated with medical professional liability claims.  The addition of Caronia’s product offerings will strengthen Octagon’s capability to provide a broad spectrum of risk management and claims services to its existing and prospective clients.”

The closing of the transaction is expected to occur by the end of the first quarter or early in the second quarter of 2005 and is subject to, among other customary closing conditions, the receipt by Octagon of third-party debt financing  for the transaction.

The Company’s two reportable segments are employer cost containment and health services, and educational services. The employer cost containment and health services segment consists of WC Holdings, which provides services to employers and their employees primarily relating to industrial health and safety, industrial medical care, workers’ compensation insurance and the direct and indirect costs associated therewith. The educational segment consists of Primrose Holdings, Inc., which is engaged in the franchising of educational child care centers, with related activities in real estate consulting and site selection services in the Southeast and Southwest.

This release contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements.  Such factors and uncertainties include, but are not limited to: future legislative changes which could impact the laws governing workers’

compensation and medical malpractice insurance in Ohio, California and the other states in which the Company’s employer cost containment and health services segment operates, the Company’s ability to enhance its existing services and successfully introduce and market new services, new service developments by the Company’s competitors, market acceptance of new services of both the Company and its competitors, competitive pressures on prices, the ability to attract and retain qualified personnel, interest rates, the Company’s ability to attract qualified franchisees or access to financing for these franchisees, the effects on the Company if a lender to one of the Company’s subsidiaries utilizes remedies available to it upon an event of default on loans at one of the Company’s subsidiaries and decisions relative to and the outcome of any such decisions regarding strategic alternatives with respect to maximizing stockholder value and enhancing stockholder liquidity.